THE  EMPIRE  DISTRICT  ELECTRIC COMPANY  602  JOPLIN  STREET   JOPLIN,
MISSOURI			 64802				 417-625-5100	 FAX:	 417-625-5169
www.empiredistrict.com
PRESS RELEASE

                                              Contact: Amy Bass
                                                   417-625-5100
FOR IMMEDIATE RELEASE



             		THE EMPIRE DISTRICT ELECTRIC COMPANY ANNOUNCES
                 PLANS TO CONSTRUCT 350 MEGAWATT ADDITION
                         AT STATE LINE POWER PLANT

  JOPLIN, MO - October 2, 1998--The Empire District Electric Company (NYSE:EDE)
today announced plans for the construction of an additional 350 megawatts of electric power generation at its State Line Power Plant located on State Line
Road between Joplin and Galena, Kansas.  The Company currently has an option to purchase a 150 MW gas-fired combustion turbine from Westinghouse that will be constructed on the Plant site.  That turbine, together with the Company's existing 150 MW combustion turbine (State Line Unit 2), would be used as a heat source to power an additional 200 megawatts of steam-powered combined-
cycle generation to be constructed at the Plant.
		It is estimated that construction of the new turbine and combined-cycle generation would begin in the fall of 1999 and that the generation would be operational approximately 20 months later.  The estimated cost of the additional generating facilities would be approximately $180 million.  The Company indicated that it has submitted requests for proposals to supply the gas, as  as well as requests for proposals for the purchase of power from the plant or to join with the Company in the construction and ownership of the planned facilities.
		The Company's plans to proceed with the construction of the combined-cycle plant are dependent upon making these arrangements, as well as obtaining any required governmental permits.
  In announcing the construction project, Myron McKinney, President and Chief
Executive Officer of the Company, stated, "After a thorough evaluation of our needs in the year of 2001 and beyond, and considering the state of the electric energy supply in our region, we have determined that this construction project is the most appropriate action to ensure our customers reliable, economical energy.  By using 150 megawatts of the existing generation at our State Line
Power Plant, our investment would create a total of 500 megawatts of economical energy.  Upon completion, the State Line combined-cycle unit will be one of the most energy-efficient plants in the United States."
  McKinney continued, "The proposed addition to this plant is testimony to the growing, thriving economy in the four-state area."
  Empire District Electric Company is an investor-owned utility supplying electric service to approximately 143,000 customers in a 10,000 square-mile area in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest
Arkansas.  The Company also provides water service in three incorporated communities in Missouri.